Exhibit 99.1

Smartbird Appoints New CEO to Advance AI Infrastructure Strategy

Nadia Carlsten, AI and advanced computing industry leader, appointed president,

CEO and board member

Independent Director Lily Yan Hughes appointed as board chair

Allbirds, Inc. name changed to Smartbird, Inc.

SAN FRANCISCO – June 17, 2026 (GlobeNewswire) – Smartbird, Inc. (NASDAQ: BIRD), an AI infrastructure provider, today announced the appointment of Nadia Carlsten as president and chief executive officer. Carlsten has also joined Smartbird’s board of directors.

The company has completed its previously announced definitive agreement to sell the Allbirds brand and footwear assets. With the transition to Smartbird now completed, the company also strengthened its balance sheet by increasing the size of its convertible financing facility from $50 million to $100 million. The expanded capital base provides Smartbird with additional resources to execute its AI infrastructure strategy.

A visionary and builder, Carlsten brings decades of deep technical expertise in AI compute infrastructure combined with commercial execution across platform scaling, go-to-market, partnerships and capital strategy. She has served as a trusted partner to boards and investors, with a strong track record of building high-performing teams, stewarding capital and generating strong returns on investment.

While serving as CEO of DCAI, an AI company delivering large-scale GPU compute infrastructure and enterprise AI, Carlsten launched a sovereign AI supercomputer in partnership with NVIDIA. As vice president of product at Google spin-off SandboxAQ, Carlsten led the product portfolio across AI, security and hardware platforms. She has also done extensive work on advanced computing platforms, including launching Amazon’s quantum computing service during her tenure at Amazon Web Services.

Carlsten actively contributes to global technology discourse, advising on strategy, investment decisions and scaling of AI and digital platforms. As a member of the World Economic Forum’s Global Future Council on Next Generation Computing, Carlsten advises on the strategic implications of advanced computing and AI infrastructure.

Carlsten holds bachelor degrees in chemistry and physics from the University of Virginia, and a doctorate in engineering from the University of California, Berkeley.

Carlsten replaces Joe Vernachio, who is resigning from the company and the board of directors. Annie Mitchell will continue to serve as chief financial officer, a position she has held for the past three years. Lily Yan Hughes, who has served as an independent director of the company since October 2025, has been appointed board chair. Hughes has extensive technology experience and a 30-year track record of operational excellence across corporate governance, capital markets and corporate finance.

“We are thrilled to usher in this new era of the company with Nadia at the helm. Her groundbreaking work and visionary mindset will be instrumental in establishing a foothold in the market and building a scalable long-term solution for enterprise customers,” said Hughes. “The board selected Nadia because of the breadth of her experience and demonstrated success delivering breakthrough ideas and initiatives at scale. The pairing of her vision and expertise with Annie’s continued financial leadership make us confident in the trajectory of the business and our ability to build long-term shareholder value.”

The rise of AI development and adoption has created unprecedented structural demand for specialized, high-performance compute. The AI infrastructure market is entering a new phase as enterprises move from experimentation to production-scale deployment, creating demand for dedicated infrastructure that is more flexible and cost-efficient than traditional hyperscale cloud offerings. Smartbird delivers dedicated AI infrastructure as a managed service, providing the performance, control, and scalability of ownership without the capital investment and operational complexity. The company is in active discussions with prospective customers across its target verticals and is currently designing its first cluster deployments.

“Smartbird is entering the market at a pivotal moment in the evolution of AI infrastructure,” said Dr. Carlsten, CEO of Smartbird. “AI is rapidly becoming mission-critical for organizations across every industry, yet many organizations lack a practical path to deploy and operate the dedicated infrastructure these workloads require.

There is a clear opportunity to meet the growing need for enterprise-grade AI infrastructure that delivers control and performance without the capital and operational burden of hardware ownership. With a differentiated strategy, significant capital, and the opportunity to build an exceptional team, we are uniquely positioned to capitalize on one of the most significant infrastructure opportunities of the next decade.”

About Smartbird, Inc.

Smartbird delivers dedicated AI infrastructure as a service, giving organizations the performance, control, and security of a private AI cluster without requiring them to finance, operate, or maintain the underlying infrastructure. Smartbird manages the entire lifecycle, from procurement and deployment to operations and hardware refreshes, so customers can focus on AI workloads, not AI infrastructure.

Stock Information

Effective today, Allbirds, Inc. has changed its name to Smartbird, Inc. The company’s Class A common stock listed on the Nasdaq Global Select Market will continue to trade under the ticker symbol “BIRD” and its CUSIP number remains unchanged.

Inducement Grant

The company has approved, as a material inducement to Dr. Carlsten entering into employment with the company, a restricted stock unit award (“RSU Award”) that is intended to qualify as an “inducement grant” in accordance with Nasdaq Listing Rule 5635(c)(4). The RSU Award is comprised of 1,532,379 RSUs converting into an equal number of shares of the Class A common stock, with 255,397 shares vesting immediately and the remaining shares vesting in 16 equal quarterly installments.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current beliefs, assumptions, and information, and include statements other than historical facts—such as statements regarding future financial performance, profitability, cost savings, business strategy, and objectives of management. Forward-looking statements can often be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “will,” or similar expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including: our ability to execute our new business strategy and achieve financial targets; future results of operations, financial condition, business strategy and plans; unfavorable economic conditions; and our ability to obtain additional capital. A further discussion of these and other factors that could cause financial results, performance, and achievements to differ materially from any results, performance, or achievements anticipated, expressed, or implied by these forward-looking statements is included in the filings we make with the SEC, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q and other reports we may file with the SEC from time to time. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update them except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in or expressed by, and you should not place undue reliance on our forward-looking statements.

Investor Contact:

ir@smartbird.ai

Media Contact:

Press@smartbird.ai